Exhibit 99.1

Press Release	For Immediate Release

QUAINT OAK BANCORP, INC. ANNOUNCES
FIRST SHARE REPURCHASE PROGRAM
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Southampton, PA (June 12, 2008) — Quaint Oak Bancorp, Inc. (OTC Bulletin Board: QNTO) (the "Company"), the holding company for Quaint Oak Bank, today announced that its Board of Directors approved the Company's first stock repurchase program of up to 10% of its outstanding shares, or 138,862 shares of common stock.  The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors over a two-year period.  Repurchases are expected to commence after the one-year anniversary of the date of consummation of Quaint Oak Bank's mutual to stock conversion, July 3, 2008.

The Company also announced that it has completed the previously announced purchases of 55,545 shares to fund the 2008 Recognition and Retention Plan, which was adopted by the Company's shareholders at the annual meeting held in May 2008.

Robert T. Strong, President and Chief Executive Officer, stated, "We are pleased to announce our first share repurchase program, which reflects our continuing commitment to manage our capital prudently and in a manner which should enhance shareholder value."

Quaint Oak Bancorp, Inc. is a community-based, savings and loan holding company providing consumer and commercial banking services through its wholly-owned subsidiary, Quaint Oak Bank, headquartered in Southampton, Pennsylvania.  Quaint Oak Bank has served individuals and businesses in the Bucks County area for more than 80 years.  Quaint Oak Bancorp's website is www.quaintoak.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margin and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in Quaint Oak Bancorp's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by Quaint Oak Bancorp with the Securities and Exchange Commission from time to time. Quaint Oak Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059